Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
        The following is a description of the capital stock of Angi Inc. ("Angi," "we," or "our") and does not purport to be complete. For a more detailed description of our capital stock, see the applicable provisions of the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation (the "Certificate of Incorporation") and our amended and restated bylaws (the "Bylaws"). This description is subject to, and qualified in its entirety by reference to, the DGCL, the Certificate of Incorporation and the Bylaws, all of which are incorporated by reference as exhibits to this Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.
ANGI Authorized Capital Stock
        Our authorized capital stock consists of 5,500,000,000 shares of stock, comprised of 2,000,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 1,500,000,000 shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock"), 1,500,000,000 shares of Class C Common Stock, par value $0.001 per share ("Class C Common Stock"), and 500,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
As of February 9, 2024, there were 80,015,090 shares of Class A Common Stock outstanding, 422,019,247 shares of Class B Common Stock outstanding and no shares of Class C Common Stock or preferred stock outstanding. The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the vote of the holders of a majority of the voting power of all then-outstanding shares of Class A Common Stock, Class B Common Stock and any outstanding series of preferred stock entitled to vote thereon, voting together as one class. Shares of Class A Common Stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shares of Class B Common Stock are not registered pursuant to Section 12.
ANGI Common Stock
        The rights of holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are identical, except for the differences described below under "—Voting Rights," "—Dividend Rights" and "—Conversion Rights." Any authorized but unissued shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are available for issuance by the ANGI board of directors without any further stockholder action, subject to any limitations imposed by the Marketplace Rules of The Nasdaq Stock Market, LLC (the "Nasdaq Rules").
Voting Rights
        Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. Holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by stockholders. Holders of Class C Common Stock are not entitled to any votes per share (except as, and then only to the extent, otherwise required by the laws of Delaware, in which case such holders are entitled to one one-hundredth of a vote per share). Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights
        Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to ratably receive dividends (other than in the event of a share distribution or an asset distribution, as further described below) if, as and when declared from time to time by the ANGI board of directors in its discretion out of funds legally available for that purpose, after payment of any dividends required to be paid on any outstanding preferred stock. Under Delaware law, we can only pay dividends either out of "surplus" or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value.
        In a distribution of shares of ANGI common stock, we may distribute: (i) shares of Class C Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class C Common Stock), on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock or (ii) (x) shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of

Class A Common Stock), on an equal per share basis, to holders of Class A Common Stock, (y) shares of Class B Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class B Common Stock), on an equal per share basis, to holders of Class B Common Stock and (z) shares of Class C Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class C Common Stock), on an equal per share basis, to holders of Class C Common Stock.
        In a distribution of any other of our securities or the capital stock or other securities of another person or entity, we may choose to distribute: (i) identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) a separate class or series of securities to holders of shares of Class A Common Stock, a separate class of securities to holders of shares of Class B Common Stock and a separate class or series of securities to holders of shares of Class C Common Stock, on an equal per share basis, (iii) a separate class or series of securities to holders of shares of Class B Common Stock and a different class or series of securities to holders of shares of Class A Common Stock and Class C Common Stock, on an equal per share basis or (iv) a separate class or series of securities to holders of shares of Class C Common Stock and a different class or series of securities to holders of shares of Class A Common Stock and Class B Common Stock, on an equal per share basis, provided that, in the case of clause (ii), (iii) or (iv), the different classes or series of securities to be distributed are not different in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with either (x) holders of shares of Class B Common Stock receiving the class or series of securities having the highest relative voting rights or (y) holders of shares of Class B Common Stock and Class A Common Stock receiving a class or series of securities having the highest relative voting rights. A dividend involving a class or series of securities of another person or entity may be treated as a share distribution or as an asset distribution as determined by our board of directors.
        In a distribution of our assets (including shares of any class or series of capital stock of another person or entity owned by us) to holders of any class or classes of common stock, a dividend in cash and/or other property will be paid to holders of each other class of common stock then outstanding on an equal per share basis in an amount, in the case of a dividend consisting solely of cash, equal to the fair market value of such holders' ownership interest in the assets paid as a dividend pursuant to the asset distribution, or having a fair market value, in the case of any other dividend, equal to the fair market value of such holders' ownership interest in assets paid as a dividend pursuant to the asset distribution.
        The ANGI board of directors has the power and authority to, in good faith, make all determinations regarding, among other things: (i) whether or not a dividend is an equal dividend per share or is declared and paid on an equal per share basis, (ii) whether one or more classes or series of securities differ in any respect other than their relative voting rights and (iii) any other interpretations that may be required under the dividend rights provisions of the Certificate of Incorporation described above.
Conversion Rights
        Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the option of the holder at any time on a share for share basis. The conversion ratio will in all events be equitably preserved in the event of any recapitalization of ANGI by means of a stock dividend on, or a stock split or combination of, the outstanding shares of Class A Common Stock or of Class B Common Stock, or in the event of any merger, consolidation or other reorganization of ANGI with another corporation. Upon the conversion of a share of Class B Common Stock into a share of Class A Common Stock, the applicable share of Class B Common Stock will be retired and will not be subject to reissue. Shares of Class A Common Stock and shares of Class C Common Stock have no conversion rights.
Liquidation Rights
        Upon the liquidation, dissolution or winding up of ANGI, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after the rights of holders of shares of preferred stock have been satisfied.
Other Matters
        Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock have no preemptive rights pursuant to the terms of the Certificate of Incorporation and Bylaws. There are no redemption or sinking fund provisions applicable to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock. All outstanding shares of Class A Common Stock and of Class B Common Stock are fully paid and non-assessable.
Listing
        ANGI Class A Common Stock is listed on The Nasdaq Global Select Market under the symbol "ANGI."
Transfer Agent and Registrar
        The transfer agent and registrar for ANGI Class A Common Stock is Computershare Trust Company, N.A.
Preferred Stock
        Pursuant to the Certificate of Incorporation, shares of Preferred Stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as the ANGI board of directors from time to time may adopt by resolution (and without further stockholder approval, subject to any limitation imposed by the Nasdaq Rules). The rights, preferences and privileges of such preferred stock may be greater than, and may adversely affect, the rights of our common stock. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the preferred stock of the series.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements
        Certain provisions of the DGCL and certain provisions of the Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interests, including attempts that might result in a premium being paid over the market price for the shares held by our stockholders.
Multi-Class Structure
        As discussed above, each share of Class B Common Stock has ten votes per share, while each share of Class A Common Stock (the only class of our capital stock that is publicly traded) has one vote per share. Except as provided in the Certificate of Incorporation or by the DGCL, the holders of Class A Common Stock and the holders of Class B Common Stock vote on all matters (including the election of directors) together as one class. Our Class C Common Stock, of which no shares are outstanding, do not have any voting rights. IAC Inc. ("IAC") owns and controls all of the outstanding shares of Class B Common Stock, which at this time constitutes a substantial majority of both the total voting power and the total number of shares of our total outstanding capital stock. Even if IAC in the future owns significantly less than 50% of our total outstanding capital stock, because of the multi-class structure of our common stock and the higher relative voting rights of Class B Common Stock compared to Class A Common Stock, IAC will be able to control all matters in which the Class A Common Stock and the Class B Common Stock vote together as one class that are submitted to our stockholders for approval. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Director Vacancies
        The DGCL provides that board vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless: (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
        The Bylaws provide that vacancies and newly created directorships may be filled by the vote of a majority of the remaining directors elected by the stockholders who vote on such directorship (even if less than a quorum) or the vote or written consent of a majority of the voting power of the shares of our stock issued and outstanding and entitled to vote on such directorship (subject to the provisions of the Investor Rights Agreement, dated September 29, 2017 (the "Investor Rights Agreement"), by and between ANGI and IAC, concerning two ANGI-Designated Directors (as such term is defined in the Investor Rights Agreement)).
No Cumulative Voting

        Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. ANGI’s Certificate of Incorporation does not provide for cumulative voting.
Special Meetings of Stockholders
        Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such other persons as may be authorized in the certificate of incorporation or the bylaws of the corporation.
        The Bylaws provide that special meetings of the stockholders may be called by the chairman of the ANGI board of directors or by a majority of ANGI directors. ANGI stockholders, however, may not call for a special meeting of stockholders.
Amending the Certificate of Incorporation and Bylaws
        Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders (except that, unless required by the certificate of incorporation, no meeting or vote of stockholders is required to adopt an amendment for certain specified changes) and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares. If a class vote on the amendment is required by the DGCL, or by the certificate of incorporation, approval by a majority of the outstanding shares of stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The Certificate of Incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in such Certificate of Incorporation, as prescribed by the DGCL.
        Under the DGCL, the board of directors may adopt, amend or repeal a corporation's bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to adopt, amend or repeal bylaws.
        The Certificate of Incorporation and the Bylaws allow the ANGI board of directors to adopt, amend or repeal the Bylaws by the vote of a majority of all directors. Under the Investor Rights Agreement, however, up until the date on which the 2024 annual meeting of ANGI stockholders is held, IAC has agreed not to vote in favor of any amendments to the Certificate of Incorporation or Bylaws that would be inconsistent with certain provisions of the Investor Rights Agreement and would adversely affect the rights of holders of Class A Common Stock, other than as may be approved by the audit committee of the ANGI board of directors and a majority of the holders of Class A Common Stock.
Authorized but Unissued Shares
        Delaware companies are permitted to authorize shares that may be issued in the future. A substantial number of unissued shares of our Class A Common Stock, Class B Common Stock, Class C Common Stock and preferred stock are available for future issuances by the ANGI board of directors without stockholder approval, subject to any limitations imposed by the Nasdaq Rules. Issuances of these shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of any authorized but unissued and unreserved shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of ANGI by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Jurisdiction
        The Bylaws provide that a state court located within Delaware, or if no state court located within Delaware has jurisdiction, the federal district court for the District of Delaware, shall be the exclusive forum for all of the following: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for or based on breach of fiduciary duty owed by any current or former director or officer or other employee of ANGI to us or to our stockholders, (iii) any action asserting a claim against ANGI or any of its current or former directors, officers or other employees pursuant to the DGCL, the the Certificate of Incorporation or Bylaws, (iv) any action asserting a claim relating to or involving us that is governed by the internal affairs doctrine or (v) any action asserting an "internal corporate claim," as defined under the DGCL.
Limitation on Liability and Indemnification of Directors and Officers

        Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made or is threatened to be made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interest of the corporation and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified.
        The DGCL requires indemnification of directors and officers for expenses (including attorneys' fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third party action.
        Under DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.
        The DGCL permits the adoption of a provision in a corporation's certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith, (iii) engaging in intentional misconduct or a known violation of law, (iv) obtaining an improper personal benefit from a transaction or (v) paying a dividend or approving a stock repurchase or redemption that was illegal under applicable law.
        In addition, the Certificate of Incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. Under the Bylaws, we are also expressly required to advance certain expenses to our directors and officers and are permitted to carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities.
Waiver of Corporate Opportunity of IAC and Officers and Directors of IAC
        The DGCL permits the adoption of a provision in a corporation's certificate of incorporation renouncing any interests or expectancy of a corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, director or stockholders.
        The Certificate of Incorporation includes a "corporate opportunity" provision that renounces any of ANGI's interests or expectancy: (i) to participate in any business of IAC or (ii) in any potential transaction or matter that may constitute a corporate opportunity for both (a) IAC and (b) ANGI. Under this provision, ANGI further recognizes that: (x) any of its directors or officers who are also officers, directors, employees or other affiliates of IAC or its affiliates (except that ANGI and its subsidiaries will not be deemed affiliates of IAC or its affiliates for purposes of this provision) and (y) IAC itself has no duty to offer or communicate information regarding such a corporate opportunity. The provision generally provides that neither IAC nor ANGI officers or directors who are also officers or directors of IAC or its affiliates will be liable to ANGI or its stockholders for breach of any fiduciary duty by reason of: (A) such person's participation in any business on behalf of IAC or (ii) the fact that any such person pursues or acquires any corporate opportunity for the account of IAC or its affiliates, directs or transfers such corporate opportunity to IAC or its affiliates, or does not communicate information regarding such corporate opportunity to ANGI. This renunciation does not extend to corporate opportunities expressly offered to ANGI officers or directors solely in their capacities as an officer and/or director of ANGI.